Exhibit 10.51
CUSHMAN & WAKEFIELD PLC
SECOND AMENDED & RESTATED 2018 OMNIBUS MANAGEMENT
SHARE AND CASH INCENTIVE PLAN
TIME-VESTED RESTRICTED STOCK UNIT
GRANT AGREEMENT
THIS AGREEMENT, made as of [Grant Date] (the “Agreement”), by and between Cushman & Wakefield plc (“C&W”), and [Participant Name] (the “Participant”).
WHEREAS, C&W has adopted the Second Amended & Restated 2018 Omnibus Management Share and Cash Incentive Plan (as such may be amended from time to time, the “Plan”) to promote the interests of the Company and its shareholders by providing certain employees, consultants or independent contractors of the Company with incentives and rewards to encourage them to continue in the service of the Company; and
WHEREAS, Section 7 of the Plan provides for the grant of Other Share-Based Awards, including restricted stock units or “RSUs”.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, C&W hereby grants to the Participant [Number of Awards] Time-Vested RSUs. Each RSU represents the right to receive one Ordinary Share subject to the terms of this Agreement and the Plan.
2.Grant Date. The “Grant Date” of the RSUs hereby granted is [Grant Date].
3.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
4.Vesting and Settlement.
(a)Time-Vested RSUs. The “Time-Vested RSUs” will vest in one-third (1/3) installments on each of the first three (3) anniversaries of the Grant Date, subject to the Participant’s continuing Employment through each such anniversary, such that 100% of the Time-Vested RSUs will vest if the Participant remains continuously employed through the third (3rd) anniversary of the Grant Date.
(i)    Termination of Employment due to Death or Disability. Subject to the terms of this Agreement, in the event the Participant’s Employment is terminated due to the Participant’s death or Disability, the Time-Vested RSUs shall vest immediately as of such termination to the extent not otherwise vested; provided, however, that if such termination of Employment occurs prior to the first anniversary of the Grant Date, the number of Time-Vested RSUs that vest will be prorated for the number of completed months of Employment since the Grant Date, divided by 36.
(ii)    Change in Control. In the event that in connection with a Change in Control the acquirer does not agree to assume in writing, on substantially the same terms, the Time-Vested RSUs and the obligations hereunder, the Time-Vested RSUs will vest as of immediately prior to such Change in Control to the extent not otherwise vested, subject to the Participant’s continuing Employment through such vesting event.
(b)Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, settlement of the vested RSUs shall be in Ordinary Shares, and shall occur no later than sixty (60) days following the applicable vesting date (such date, the “Settlement Date”). Notwithstanding the foregoing, subject to the consent of the Company and the Participant’s eligibility to participate in and satisfaction of any other requirements of any Company plan providing for the deferral of income, the Participant may elect to defer settlement of any RSUs for an additional period beyond the Settlement Date described in the preceding sentence (in which case, the date to which settlement is deferred shall be the Settlement Date).
5.Rights as Shareholder. Upon and following the Settlement Date and the entry of such settlement on the books of C&W or its transfer agents or registrars, the Participant shall be the record owner of the Ordinary Shares and shall be entitled to all of the rights of a shareholder of C&W, including the right to vote such Ordinary Shares and receive any dividends or other distributions thereafter paid with respect to such Ordinary Shares.
6.Forfeiture. RSUs that have not become vested as of the date the Participant’s Employment terminates and all RSUs, whether or not vested, in the event of termination for Cause, shall immediately be forfeited on such date, and the Participant shall have no further rights with respect thereto.
7.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until the Settlement Date, the RSUs or the rights represented thereby may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal, the RSUs will be forfeited by the Participant and all of the Participant’s rights to such RSUs shall immediately terminate without any payment or consideration from the Company.
8.Restrictive Covenants.
(a)Unless otherwise determined by the Committee in its sole discretion, by accepting the RSUs, the Participant acknowledges that the Participant is bound by the following restrictive covenants (the “Restrictive Covenants”); provided that the Restrictive Covenants in Section 8(a)(iii) and 8(a)(iv) below shall not apply if: (i) the Participant lives or resides in California; or (ii) otherwise prohibited by applicable law:

(i)Except to the extent (A) expressly authorized in writing by the Company or (B) required by law or any legal process, the Participant shall not at any time during the Participant’s Employment with the Company or following the date the Participant’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 20) or proprietary Trade Secrets (as defined in Section 20) of the Company or any of its Affiliates;
(ii)The Participant shall not at any time during the Participant’s Employment with the Company or following the date the Participant’s Employment terminates make any derogatory, disparaging or negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers and employees;
(iii)During the Non-Compete Period (as defined in Section 20), the Participant shall not (A) become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or perform any services for, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any Competitor (as defined in Section 20) of the Company or (B) directly or indirectly, on his or her own behalf or on behalf of any other person or entity, including any Competitor of the Company or any of its Affiliates, engage in any business transaction or relationship or perform any services in any material way competitive with the Company with or for a client or prospective client of the Company; and
(iv)During the Non-Solicit Period (as defined in Section 20), the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, (A) solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or any of its Affiliates or induce any employee, agent or contractor of the Company or any of its Affiliates to terminate his or her Employment or cease doing business with the Company or any of its Affiliates for any reason whatsoever, or (B) interfere with any business relationship between the Company or any of its Affiliates and any client or prospective client of the Company or any of its Affiliates or induce any client or prospective client to discontinue any business relationship with the Company or any of its Affiliates or to refrain from entering into a business relationship or transaction with the Company or any of its Affiliates.
(b)If at any time the Committee reasonably believes that the Participant has breached any of the applicable Restrictive Covenants, the Committee may suspend the vesting or settlement of Participant’s RSUs pending a good faith determination by the Committee of whether any such Restrictive Covenant has been breached, it being understood that such suspension shall not cause the settlement to be delayed beyond the last date that settlement may occur pursuant to Section 4(b) hereof. If the Committee determines in good faith that the Participant has breached any such Restrictive Covenants, the Participant shall immediately forfeit any outstanding unvested or vested but unsettled RSUs and shall deliver to the Company (or take all steps necessary to effectuate the delivery of), no later than five (5) days following such determination, any Ordinary Shares issued upon the settlement of the Participant’s RSUs and any proceeds resulting from the sale or other disposition (including to the Company) of Ordinary Shares issued upon settlement of the Participant’s RSUs. Notwithstanding the foregoing, the Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company may seek to obtain equitable relief with respect to the Participant’s RSUs in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.
(c)The Restrictive Covenants shall apply to the Participant to the maximum extent permitted in the applicable jurisdiction. Should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the Participant hereby authorizes the court or other legal body to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended.
9.Taxes.
(a)Liability for Tax-Related Items. Except to the extent prohibited by law, the Participant acknowledges that the Participant is ultimately liable and responsible for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the RSUs, regardless of any action the Company takes with respect to such Tax-Related Items. The Participant further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the RSUs, including the grant and vesting of the RSUs, or the subsequent sale of Ordinary Shares and (ii) does not commit, and is under no obligation, to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Ordinary Shares shall be issued unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any taxes which the Committee determines must be withheld with respect to such Ordinary Shares.
10.Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the RSUs. The failure of the Company or Committee to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.

11.Policy Against Insider Trading; Clawback Policy. By accepting the RSUs, the Participant acknowledges that the Participant is bound by and shall comply with all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time and that this award is subject to forfeiture under any clawback policy of the Company as may be in effect from time to time.
12.Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any Ordinary Shares or directorships held in the Company or any of its Affiliates, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary or appropriate to implement, administer and manage the Participant’s participation in the Plan. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis.
13.Successors and Assigns. The Company may assign any of its rights under this Agreement without the consent of the Participant. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.
14.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.
15.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
17.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
18.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or a committee thereof, in respect of the Plan, this Agreement and the RSUs shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon disposition of the underlying shares and that the Participant should consult a tax advisor prior to such disposition.
19.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under this Agreement comply with, or are otherwise exempt from, Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
20.Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Cause” shall mean, unless otherwise defined in an effective employment agreement with the Participant as of the date of termination, in which case such definition shall govern: (i) the Participant’s dishonesty, fraud, or misrepresentation to the Company or any third party; (ii) violation of (or refusal to comply with) the terms of the Participant’s offer letter or service agreement with the Company, the agreements governing the Participant’s equity awards (if any), including this Agreement, any material instructions from management, or the policies, rules or regulations of the Company applicable to the Participant, as may be amended from time to time; or (iii) any indictment of, or plea of guilty or no contest by, the Participant to a felony or any crime involving moral turpitude.
(b)“Commercial Real Estate Services” shall mean those services of the type provided by the Company, including but not limited to the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets.

(c)“Competitor” shall mean any person or entity who derives or reasonably expects (based upon a preponderance of facts and circumstances) to derive more than 20% of its revenue from one or more Commercial Real Estate Services.
(d)“Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to, product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Participant; and provided, further, that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit the Participant from making reports of possible violations of federal law or regulation (even if the Participant participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Participant’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Participant is not authorized (and the above should not be read as permitting the Participant) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Trade Secrets that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

(e)“Disability” when used in connection with the termination of a Participant’s Employment shall mean (i) the inability of the Participant to engage in any substantial gainful activity or (ii) the receipt by the Participant of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(f) “Non-Compete Period” shall mean the period commencing on the Grant Date and ending on the twelve (12)-month anniversary of the date the Participant’s Employment terminates.
(g)“Non-Solicit Period shall mean the period commencing on the Grant Date and ending on the twelve (12)-month anniversary of the date the Participant’s Employment terminates.
(h)“Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company and any of its Affiliates (which shall mean and include all of the Company’s joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Participant; and provided, further, that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
21.Other Defined Terms. Any terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.
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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands and agrees to this Agreement and the Plan as of the day and year first written above.
CUSHMAN & WAKEFIELD PLC

Acknowledged and Accepted:

___________________________
PARTICIPANT: [Participant Name]
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